EXHIBIT (a)(1)(A)

OFFER TO EXCHANGE

VCAMPUS CORPORATION

Offer to exchange all outstanding options to purchase common stock granted to VCampus Corporation employees under the VCampus Corporation 1996 Stock Plan that are held by employee option holders who have not received options after December 13, 2000 for new options to be granted under the VCampus Corporation 1996 Stock Plan.

The offer and withdrawal rights expire at 5:00 p.m., Virginia time, on June 15, 2001 unless the offer is extended.

      VCampus Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted to VCampus Corporation employees under the VCampus Corporation 1996 Stock Plan (the “1996 Stock Plan”) that are held by employee option holders who have not received options after December 13, 2000 (the “eligible options”) for new options we will grant under the 1996 Stock Plan. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. You may tender eligible options for all or any portion of the shares of common stock subject to each of your eligible option agreements. All tendered eligible options accepted by us pursuant to the offer will be cancelled. The exercise price per share of the new options will be equal to the fair market value of our common stock on the day of the grant of the new options. The new options will maintain the vesting schedule of the eligible options accepted for exchange.

      The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions that we describe in Section 6 of this offer to exchange.

Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options for exchange. You must make your own decision whether or not to tender your eligible options. We have been advised that most of our executive officers, including those that are directors, intend to tender options pursuant to this offer. Non-employee directors are not eligible to participate in the offer.

      Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol “VCMP.” On May 15, 2001, the last reported sale price during regular trading hours of our common stock on the Nasdaq SmallCap Market was $1.65 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.

      This offer to exchange has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this offer to exchange. Any representation to the contrary is a criminal offense.

      You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to Michael Schwien, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

Important

      If you wish to tender your eligible options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, Attention: Michael Schwien.

      We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

What Securities Are We Offering To Exchange?

      We are offering to exchange all outstanding stock options granted to employees under our 1996 Stock Plan and which are held by employee option holders who have not received options to purchase our common stock after December 13, 2000 for new options under our 1996 Stock Plan. We refer to these options in this offer to exchange as the “eligible options.” (See page 1)

Why Are We Making The Offer?

      One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our employees a valuable incentive to stay with us. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (See page 2)

What Are The Conditions To The Offer?

      The offer is not conditioned upon a minimum number of eligible options being tendered. The conditions are described in Section 6. (See page 7)

Who Is Eligible To Participate In The Offer?

      The offer is available to employees who currently hold options and who have not received options after December 13, 2000. As of May 15, 2001, options to purchase 1,896,431 shares of our common stock were eligible to participate in this offer. (See page 1)

Are There Any Eligibility Requirements That You Must Satisfy After The Expiration Date Of The Offer To Receive The New Options?

      In general, to receive a grant of new options under the offer and under the terms of our 1996 Stock Plan, you must remain an employee of our company on the date we grant the new

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options. As discussed below, subject to the terms of this offer, we will grant the new options on or about the first business day which is at least six months and two days after the date we cancel the eligible options accepted for exchange. If, for any reason, you do not remain an employee of our company through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (See pages 2 and 12)

How Many New Options Will You Receive In Exchange For Your Tendered Options?

      Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the eligible options you tender. Eligible options granted under our 1996 Stock Plan and exchanged for new options will be replaced with options granted under our 1996 Stock Plan unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us, which will be in substantially the same form as the option agreement or agreements for your current eligible options except for the exercise price, as explained more fully below. You must execute the new option agreement prior to receiving new options. (See page 6)

When Will You Receive Your New Options?

      We will not grant the new options until sometime on or about the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our board of directors will select the actual grant date for the new options. If we cancel tendered options as currently scheduled on June 15, 2001, which is the scheduled expiration date of the offer, the new options will be granted on or about December 17, 2001. (See page 6)

Why Won’t You Receive Your New Options Immediately After The Expiration Date Of The Offer?

      If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the eligible options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and two days, we believe we will not have to record a compensation expense. (See page 15)

If You Tender Options In The Offer, Will You Be Eligible To Receive Other Option Grants Before You Receive Your New Options?

      If we accept eligible options you tender in the offer, we may defer until the grant date for your new options our grant to you of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (See page 6)

Will You Be Required To Give Up All Your Rights To The Cancelled Options?

      Yes. Once we have accepted eligible options tendered by you, your eligible options will be cancelled and you will no longer have any rights under those options. (See page 5)

What Will The Exercise Price Of The New Options Be?

      The exercise price of the new options will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq SmallCap Market on the day we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any many of the eligible options is significantly higher than the current market price of our common stock, which was $1.65 per share on May 15, 2001. However, because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options. (See page 11)

When Will The New Options Vest?

      New options granted in exchange for eligible options that were fully vested prior to exchange will be fully vested when granted. New options granted in exchange for eligible options that are partially vested will maintain the vesting schedule of the eligible options exchanged. In addition, for purposes of determining the vesting of the new options on the grant date, options will be treated as if they continued to vest during the six-month exchange period. For example, if your eligible options accepted for exchange are scheduled to vest ratably over three years beginning on December 17, 1999, new options granted on December 17, 2001 will be two-thirds vested. (See page 11)

What If We Enter Into A Merger Or Other Similar Transaction?

      It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

      We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (See page 3)

Are There Other Circumstances Where You Would Not Be Granted New Options?

      Yes. Even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but if it is applicable on or about the first business day that is at least six months and two days after we cancel the eligible options accepted for exchange, you will not be granted a new option.

If You Choose To Tender An Option Which Is Eligible For Exchange, Do You Have To Tender All The Shares In That Option?

      No. You may tender options for any portion of the shares subject to your options, or for none of those shares. Any tender must be for whole option shares. If you tender options for less than all of your option shares, which we refer to as a “partial tender,” you must indicate in the letter of transmittal the number of whole option shares that are included in your tender. In a partial tender of an option, we will first accept the option shares, if any, that have vested under your option, and then will accept unvested option shares available under that option. (See page 7)

What Happens To Eligible Options That You Choose Not To Tender Or That Are Not Accepted For Exchange?

      Nothing. Eligible options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

Will You Have To Pay Taxes If You Exchange Your Eligible Options In The Offer?

      If you exchange your current eligible options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (See page 16)

If Your Current Eligible Options Are Incentive Stock Options, Will Your New Options Be Incentive Stock Options?

      If your current eligible options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value, if any, is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. If the exercise price of your new options is equal to or less than the exercise price of the eligible options you tender, the new options may qualify as incentive stock options to the extent that the options tendered qualified as incentive stock options before being tendered. If the new options have a higher exercise price than some or all of your current eligible options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, or if the vesting of the new options overlaps with other grants of incentive stock options, a portion of the new options may exceed the limits for incentive stock options and will have to be granted as non-qualified stock options. (See page 12)

When Does The Offer Expire? Can The Offer Be Extended, And If So, How Will You Be Notified If It Is Extended?

      The offer expires on June 15, 2001, at 5:00 p.m., Virginia time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 11:00 a.m., Virginia time, on the next business day following the previously scheduled expiration of the offer period. (See page 17)

How Do You Tender Your Eligible Options?

      If you decide to tender your eligible options, you must deliver, before 5:00 p.m., Virginia time, on June 15, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, Attention: Michael Schwien. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 4)

During What Period Of Time May You Withdraw Previously Tendered Options?

      You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Virginia time, on June 15, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 5)

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What Do We And The Board Of Directors Think Of The Offer?

      Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether or not to tender eligible options.

Whom Can You Talk To If You Have Questions About The Offer?

      For additional information or assistance, you should contact:

Michael Schwien, Chief Financial Officer
VCampus Corporation
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191
(703) 893-7800

INTRODUCTION

      VCampus Corporation is offering to exchange all outstanding options to purchase shares of our common stock granted to employees under the VCampus Corporation 1996 Stock Plan that are held by employee option holders who have not received options after December 13, 2000 (the “eligible options”), for new options we will grant under our 1996 Stock Plan. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our board of directors will select the actual grant date for the new options. You may tender eligible options for all or any portion of the shares of common stock subject to each of your eligible option agreements. A new option agreement will be entered into between us and you. The exercise price of the new options will be equal to the last sale price during regular trading hours of our common stock on the Nasdaq SmallCap Market the day of the grant of the new options. The new options will maintain the vesting schedule of the eligible options accepted for exchange.

      The offer is not conditioned upon a minimum number of eligible options being tendered. The offer is subject to conditions which we describe in Section 6 of this offer to exchange.

      As of May 15, 2001, options to purchase 2,442,611 shares of our common stock were issued and outstanding under our 1996 Stock Plan. Of these options, options to purchase 1,896,431 shares of our common stock are eligible for this offer. The shares of common stock issuable upon exercise of eligible options we are offering to exchange represent approximately 77.6% of the total shares of common stock issuable upon exercise of all options outstanding under our 1996 Stock Plan as of May 15, 2001.

      All eligible options accepted by us pursuant to the offer will be canceled.

THE OFFER

      1. Number of Options; Expiration Date.

      Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under our 1996 Stock Plan, all eligible options that are properly tendered and not validly withdrawn in accordance with Section 4 before the “expiration date,” as defined below. Eligible options are all options granted to and held by employees who have not received options after December 13, 2000. We will accept partial tenders of your eligible options for any portion of the shares subject to your eligible option agreements.

      If your eligible options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the eligible options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1996 Stock Plan, applicable laws and regulations, and to the terms of a new option agreement between us and you. If, for any reason, you do not remain an employee of our company through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

      The term “expiration date” means 5:00 p.m., Virginia time, on June 15, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

      If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

(a)	we increase or decrease the amount of consideration offered for the eligible options;

(b)	we decrease the number of options eligible to be tendered in the offer; or

(c)	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

      If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

      We will also notify you of any other material change in the information contained in this offer to exchange.

      For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      As of March 31, 2001, we had options outstanding under our 1996 Stock Plan for the purchase of a total of 2,442,611 shares of our common stock.

      2. Purpose of the Offer.

      We issued the options outstanding under our 1996 Stock Plan to:

(a)	provide our employees with an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

(b)	encourage our employees to continue their employment with us.

      One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding eligible options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

      We may engage in transactions in the future with companies which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly effect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the new options, our stock price could increase or decrease, and the exercise price of the new options could be higher or lower than the exercise price of eligible options you elect to have cancelled as part of this offer. As is outlined in Section 8, the exercise price of any new options granted to you in return for your tendered options will be at the fair market value of our common stock on the date of that grant. You will be at risk of any such increase in our stock price during the period prior to the grant date of the new options for these or any other reasons.

      We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

      Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your eligible options for exchange.

      3. Procedures For Tendering Options.

      Proper Tender of Options. To validly tender your eligible options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, Attention: Michael Schwien, before the expiration date.

      The method of delivery of all documents, including letters of transmittal and any other required documents, is at your election and risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce the offer period.

      Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your eligible options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

      4. Withdrawal Rights.

      You may only withdraw your tendered options in accordance with the provisions of this Section 4.

      You may withdraw your tendered options at any time before 5:00 p.m., Virginia time, on June 15, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern Time, on June 15, 2001, you may withdraw your tendered options at any time after June 15, 2001.

      To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 above a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

      5. Acceptance of Options For Exchange and Issuance of New Options.

      Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel eligible options properly tendered and not validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance and you will be granted new options on or about the first business day that is at least six months and two days after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this offer, if your eligible options are properly tendered and accepted for exchange on June 15, 2001, the scheduled expiration date of the offer, you will be granted new options on or about December 17, 2001. If we accept and cancel options properly tendered for exchange after June 15, 2001, the date upon which the new options will be granted will be similarly delayed.

      If we accept options you tender in the offer, we may defer until the new option grant date any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of the board of directors and subject to compliance with law and market prices prevailing at the time of the grants. Any such actual grants of these other options will therefore be made when, as and if declared by the board of directors.

      Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the eligible options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of our company through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange.

      If you tender options for less than all of your option shares, you must indicate in the letter of transmittal the number of whole shares that are included in your tender. We will not accept any tenders for fractional shares. If we accept for exchange a partial tender of an option, we will first accept the option shares, if any, that have vested under your option, and then will accept unvested shares available under that option.

      For purposes of the offer, we will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to Michael Schwien, our Chief Financial Officer, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and cancelled, and, subject to the terms and conditions of this offer, the corresponding number of shares that will be subject to the new options.

      6. Conditions of the Offer.

      Notwithstanding any other provision of the offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 15, 2001, and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

      (a) there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)	make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the contemplated benefits of the offer to us; or

(4)	materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

      (c) there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5)	any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of VCampus, the trading in our common stock or make it inadvisable to proceed with the offer; or

(6)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

      (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

      (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

      (f) any change or changes shall have occurred in our business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair the contemplated benefits of the offer to us.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

      7. Price Range of Common Stock Underlying the Options.

      Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol “VCMP.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq SmallCap Market.

	High	Low
April 1, 2001 through May 15, 2001	$2.11	$0.75

Quarter ended March 31, 2001	$1.65	$0.75

Quarter ended December 31, 2000	$4.44	$0.38

Quarter ended September 30, 2000	$10.38	$2.88

Quarter ended June 30, 2000	$11.00	$4.25

Quarter ended March 31, 2000	$19.00	$3.38

Quarter ended December 31, 1999	$4.00	$2.18

Quarter ended September 30, 1999	$8.00	$3.00

Quarter ended June 30, 1999	$8.31	$2.62

      Our common stock first became available for trading on the Nasdaq National Market on November 26, 1996. In October 1998 our common stock began trading on the Nasdaq SmallCap Market. As of May 15, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq SmallCap Market, was $1.65 per share.

      We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your options.

      8. Source and Amount of Consideration; Terms of New Options.

      Consideration. Subject to the terms described herein, we will issue new options to purchase common stock under our 1996 Stock Plan in exchange for the outstanding eligible options properly tendered and accepted for exchange. The eligible options properly tendered and accepted for exchange will be cancelled. The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the eligible options tendered by such option holder and accepted by us for exchange, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all eligible options, subject to the terms and conditions of this offer, we would grant new options to purchase up to a total of 1,896,431 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 17.3% of the total shares of our common stock outstanding as of April 24, 2001.

      Terms of New Options. The new options will be granted under our 1996 Stock Plan and a new option agreement will be entered into between us and each option holder who has tendered options in the offer for every new option granted. Except with respect to the exercise price and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. Because we will not grant new options until at least six months and two days after the date we cancel the eligible options accepted for exchange, the new options may have a higher exercise price than some or all of the eligible options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1996 Stock Plan and the options granted under it.

      General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under our 1996 Stock Plan is currently 2,442,611. Our 1996 Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and the granting of options that do not qualify as incentive stock options, or non-qualified stock options.

      Administration. Our 1996 Stock Plan is administered by our board of directors or a compensation committee designated by our board of directors. The compensation committee is composed of no fewer than two directors who are intended to be “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are appointed by the board to serve for such terms as the board may determine by resolution. The board may remove any member of the compensation committee or reconstitute the compensation committee with other directors, subject to the requirements of Rule 16b-3.

      Term. The term of each option will be fixed by the compensation committee and may not exceed ten years from the grant date. The new options to be granted pursuant to the offer will have a term equal to the remaining term of the eligible option surrendered in exchange therefor.

      Termination. Options issued under our 1996 Stock Plan generally will expire ten years after the grant date. Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within three (3) months following such termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, but only to the extent the option was otherwise exercisable at the date of such termination. This right to exercise options will extend to the earlier of the expiration of the option term or a time period of between six (6) months and one year (as provided in your option agreement) after the date of the termination of your employment by reason of permanent and total disability or death.

      The termination of your option under the circumstances specified in this Section will result in the termination of your interests in our 1996 Stock Plan.

      Exercise Price. The exercise price of each option will be determined by the compensation committee, but in the case of an incentive stock option may not be less than 100% of the fair market value of a share of our common stock on the grant date. For some 10% stockholders, the exercise price of an incentive stock option may not be less than 110% of the fair market value on the date the option is granted. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq SmallCap Market on the grant date.

      Vesting and Exercise. In general, the compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after death, disability or termination of employment during which options may be exercised.

      The new options granted in exchange for eligible options that were fully vested prior to exchange will be fully vested when granted. New options granted in exchange for eligible options that are partially vested will maintain the vesting schedule of the eligible options exchanged. In addition, for the purposes of determining the vesting of the new options on the grant date, options will be treated as if they continued to vest during the six-month exchange period. For example, eligible options that are exchanged which are scheduled to vest evenly over three years beginning on December 17, 1999, will be replaced with new options granted pursuant to the offer on December 17, 2001 that are two-thirds vested.

      Payment of Exercise Price. Once granted, you may exercise your options, in whole or in part, by delivery of a written notice to us on any business day at the address listed on your exercise notice, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price generally are the following:

•	delivery of cash or a certified check payable to us;

•	in the discretion of our board of directors, the tender to us of shares of our common stock having a fair market value on the date of exercise equal to the aggregate exercise price; or

•	a combination of the foregoing methods.

      Accelerated Vesting. All options granted under our 1996 Stock Plan automatically vest in full upon the acquisition of our company by a third party or a sale of all or substantially all of our assets.

      Termination of Employment. If, for any reason, you are not an employee of our company from the date you tender eligible options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

      Transferability of Options. New options, whether incentive stock options or non-qualified stock options, may not be transferred. During your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

      Registration of Option Shares. All shares of common stock issuable upon exercise of options under our 1996 Stock Plan including the shares of common stock issuable upon exercise of all new options to be granted pursuant to the offer have been (or will be) registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

      Federal Income Tax Consequences of Stock Options. An option holder who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the option holder’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the option holder to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the option holder will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the option holder. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the option holder’s holding period with respect to such shares.

      All other options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an option holder will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the option holder will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an option holder who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the option holder with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the option holder, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the option holder’s holding period with respect to such shares.

      Our statements in this offer to exchange concerning our 1996 Stock Plan and the new options are merely summaries and do not purport to be complete purport to be complete, and do not discuss the tax consequences of the option holder’s death or the income tax laws of any municipality, state or foreign country in which an option holder may reside. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1996 Stock Plan and the forms of option agreement under the 1996 Stock Plan. Please contact us at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191 (telephone: (703) 893-7800), to receive a copy of our 1996 Stock Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

       9. Information Concerning VCampus.

      VCampus Corporation creates and hosts online courseware delivery systems known as virtual campuses, or VCampuses, to meet corporate and institutional needs for education and training. VCampus is a leading e-Learning Application Service Provider, or ASP, that develops, manages and hosts turn-key, web-based learning environments for corporations, institutions of higher education and government agencies, enabling them to offer global distance learning solutions to their customers, employees, distributors, suppliers and students.

      We are incorporated in Delaware. Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, and our telephone number at that address is (703) 893-7800.

      The following sets forth selected consolidated financial and operating data for VCampus. The selected historical statement of operations data set forth below with respect to the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 are derived from, and are referenced to, the audited consolidated financial statements of the Company included in our annual report on Form 10-K for the year ended December 31, 2000. The information presented below should be read together with our consolidated financial statements and related notes.

Statement of Operations Data:	1999	2000

Net revenues:

Online tuition revenues	$3,835	$5,065

Virtual campus software revenues	216	115

Online development and other revenues	977	1,022

Product sales revenues	1,222	414

Other service revenues	305	175

Instructor-led training revenues	4,992	2,665

Total net revenues	11,547	9,456

Costs and expenses:

Cost of revenues	5,749	3,296

Sales and marketing	4,286	6,242

Product development and operations	2,241	3,555

General and administrative	2,633	2,761

Depreciation and amortization	2,956	2,916

Acquired in-process research, development and content	—	—

Compensation expense in connection with the acquisition of HTR, Inc.	1,089	654

Reorganization and other non-recurring charges	360	2,261

Stock-based compensation	—	361

Total costs and expenses	19,314	22,046

Loss from operations	(7,767)	(12,590)

Other income (expense):

Gain (loss) on sale of subsidiaries	1	—

Other income	—	—

Interest income (expense)	(721)	166

Cumulative effect of accounting change	—	(461)

Net loss	$(8,487)	$(12,885)

Dividends to preferred stockholders	(448)	(1,153)

Net loss attributable to common stockholders	$(8,935)	$(14,038)

Net loss per share	$(1.91)	$(1.76)

Net loss per share — assuming dilution	$(1.91)	$(1.76)

	1999	2000

Balance Sheet Data:

Working capital (deficit)	$(5,155)	$(2,036)

Total assets	10,668	6,652

Total liabilities	8,646	3,620

Accumulated deficit	(56,632)	(70,585)

Total stockholders’ equity	2,022	3,031

      See “Additional Information” beginning on page 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

      10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of May 15, 2001, our executive officers and employee directors as a group beneficially owned options outstanding under our 1996 Stock Plan to purchase a total of 1,541,888 shares of our common stock, which represented approximately 63.1% of the shares subject to all options outstanding under that plan as of that date. Of the options held by these persons, options to purchase a total of 1,541,888 shares are eligible to be tendered in the offer. We have been informed that most of our officers and employee directors intend to tender eligible options in the offer. Non-employee directors are not eligible to participate in the offer.

      As part of our automatic director grant program, we granted: (a) an option to purchase 2,500 shares of our common stock at $1.00 per share to Director Bill Kimberly on March 20, 2001 for attending an audit committee meeting; and (b) an option to purchase 2,500 shares of our common stock at $1.0625 per share to Director Martin Maleska on April 2, 2001 for attending an audit committee meeting. A former employee exercised an option to purchase 849 shares of common stock on April 5, 2001 for $0.01 per share.

      Except as otherwise described above, and as described in the Company’s definitive Proxy Statement on Form DEF 14A filed on April 30, 2001, there have been no transactions in options to purchase our common stock which were effected during the 60 days prior to May 15, 2001 by us or, to our knowledge, by any executive officer, director or affiliate of our company.

      11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

      Eligible options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those eligible options will be returned to the pool of shares available for grants of new options under our 1996 Stock Plan. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq SmallCap Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

      We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

•	we will not grant any new options until a business day that is at least six months and two days after the date that we accept and cancel options tendered for exchange; and

•	the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

      We may incur compensation expense, however, if we grant any options to an employee that have an exercise price lower than the exercise price of the eligible options tendered by that employee pursuant to this offer before the first business day that is at least six months and two days after the date we cancel the eligible options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder’s tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

      12. Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 6.

      If we are prohibited by applicable laws or regulations from granting new options during on or about that date which is six months and two days from the date that we cancel the eligible options accepted for exchange, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

      13. Material Federal Income Tax Consequences.

      The following is a general summary of the material federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      If you exchange outstanding eligible options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

      At the grant date of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

      If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. If your new options have a higher exercise price than some or all of your current options, or if you receive additional incentive stock options after you tender options for exchange but before we grant the new options, or if the vesting of the new options overlaps with other grants of incentive stock options, a portion of the new options may exceed the limits for incentive stock options and will have to be granted as a non-qualified stock option.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

      14. Extension of Offer; Termination; Amendment.

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders or making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Virginia time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release through our customary channels.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

      If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

(a)	we increase or decrease the amount of consideration offered for the eligible options;

(b)	we decrease the number of options eligible to be tendered in the offer; or

(c)	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

      If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

      For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      15. Fees And Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer to exchange.

      16. Additional Information.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

1.	our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

2.	our definitive Proxy Statement filed with the SEC on April 30, 2001; and

3.	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 24, 1996, including any amendments or reports we file for the purpose of updating that description.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W	7 World Trade Center	500 West Madison Street

Room 1024	Suite 1300	Suite 1400

Washington, D.C. 20549	New York, New York 10048	Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “VCMP,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

VCampus Corporation
Attention: Michael Schwien
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

or by telephoning us at (703) 893-7800 between the hours of 9:00 a.m. and 5:00 p.m., Virginia time.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you.

      17. Miscellaneous.

      This offer to exchange and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,”

“expect,” “intend” and “plan” as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include the need to raise additional capital, dependence on new product development, rapid technological and market change and risks related to future growth and rapid expansion. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

VCampus Corporation	May 16, 2001

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF VCAMPUS CORPORATION

      The directors and executive officers of VCampus Corporation and their positions and offices as of May 15, 2001, are set forth in the following table:

Name	Position and Offices Held

Narasimhan P. Kannan	Chairman of the Board of Directors

Daniel J. Neal	Chief Executive Officer

Michael W. Anderson	Executive Vice President — Content Matters

Michael A. Schwien	Chief Financial Officer and Secretary

Randi J. Saari	Senior Vice President —Worldwide Sales

Charles A. Williams	Vice President of Marketing and Product Management

Vini N. Handler	Chief Information Officer

Deborah Colella	Vice President — VCampus Services and Corporate Development

Edson D. deCastro	Director

Barry K. Fingerhut	Director

William E. Kimberly	Director

John D. Sears	Director

Ashok Trivedi	Director

Martin E. Maleska	Director

      The address of each director and executive officer is: c/o VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

Offer to exchange all outstanding options granted to employees under the
VCampus Corporation 1996 Stock Plan to purchase common stock that are held by employee option holders who have not received options after December 13, 2000 for new options under the VCampus Corporation 1996 Stock Plan

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191 (Attention: Michael Schwien).

May 16, 2001